Exhibit 99.1

Harvard Bioscience Appoints John Duke to Board of Directors

HOLLISTON, Mass., June 2, 2025 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company”) today announced the appointment of John Duke to its board of directors, effective June 2, 2025. Mr. Duke will also serve on the audit and nominating and governance committees. The Company also announced that Katherine Eade has been named Lead Independent Director of the Company’s board of directors.

“We are pleased to welcome John to Harvard Bioscience’s board,” said Katherine Eade, Lead Independent Director. “John brings deep experience in life science tools and business execution and has a track record of driving growth and operational excellence.”

Jim Green, President and CEO, said, “The combination of John’s operating experience along with his strong technical and business background make John an excellent addition to our board.”

Mr. Duke said, “I am honored to join Harvard Bioscience’s board at this important time. I look forward to working with the Company’s leadership team and my fellow directors to overcome current challenges and deliver growth.”

Mr. Duke, age 54, currently serves as Chief Executive Officer of Plastic Molding Technology, a leading supplier of plastic components. Prior to joining PMT, Mr. Duke served as Executive Vice President and Chief Business Officer of Lyten, Inc., a manufacturer of advanced materials, and prior to that spent over twenty years in roles of increasing responsibility at Corning Incorporated, including eight years as a leader in Corning’s Life Sciences division. Mr. Duke earned a Bachelor of Science in Materials Science & Engineering from the University of Utah and a Master of Business Administration from Harvard University.

The Company also announced that Thomas Loewald has retired from its board of directors. Mr. Loewald has been a director since October 2017.

“On behalf of the entire board, I thank Tom for his service. It has been a privilege to have worked alongside Tom over the last seven and a half years, and I wish him all the best,” said Ms. Eade.

About Harvard Bioscience

Harvard Bioscience, Inc. is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental advances in life science applications, including research, drug and therapy discovery, bio-production and preclinical testing for pharmaceutical and therapy development. Our customers range from renowned academic institutions and government laboratories to the world’s leading pharmaceutical, biotechnology and contract research organizations. With operations in the United States, Europe, and China, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

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